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                                                              EXHIBIT 10.4

April 15, 2002



Richard K. Reece
Belden Communications
505 North 51st Avenue
Phoenix, AZ  85043

Re: Change in Position

Dear Ricky,

         This letter is intended to confirm our discussions regarding severance in connection with your return to St. Louis. In exchange for relinquishing the position of President, Belden Communications and reassuming the position of Vice President, Finance and Chief Financial Officer of Belden Inc., if organizational changes require that you no longer report directly to me, you may, at your option, elect to leave Belden and have the right to receive severance payments.

         The severance payments will be paid to you over a one-year period beginning on the date you timely make an election to receive severance in accordance with the terms described below. The total severance payments will be equal to the sum of your then current annual base salary and your then current target bonus or your most recent actual bonus, whichever is greater. This right of election will arise in the event you no longer report directly to me and will expire thirty days after such date (Election Period). Notwithstanding the preceding sentence, if you were to decide not to receive severance during an Election Period and, thereafter, your services are terminated by Belden without cause within one year after you no longer report directly to me, you will be entitled to receive the benefits of this letter (including severance) as if you had made a timely election, and in addition thereto, any payments to which you may be entitled to under Belden's then current severance practices.

         Prior to any Election Period, your employment will continue to be governed under the current employment-at-will arrangement applicable to all officers and the programs, policies and practices applicable to all employees. The receipt of any payment under this letter agreement is in lieu of any payment under your Change in Control Employment Agreement ("Control Agreement"). However, if during your employment with Belden a "Change in Control of the Company" (as that term is defined in Section 1.5 of the



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Richard K. Reece
April 15, 2002
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Agreement) occurs, and if at that time you are not receiving severance pursuant to this letter agreement, you will be entitled to received the benefits of the Control Agreement.

         If you receive severance payments pursuant to this letter agreement, you will have the right to exercise any stock option in which you become vested during the one-year period you receive severance payments and you will also be entitled to receive any restricted shares in which you become vested during such one-year period.

         I have asked our Compensation Committee, who on behalf of our Board oversees executive compensation, to approve the terms of this letter. If you are in accord, please return a signed copy of this letter to me. This agreement will become effective on the date of your appointment as Vice President, Finance and Chief Financial Officer of Belden Inc.


Yours truly,


/s/ C. Baker Cunningham
C. Baker Cunningham
Chairman


Accepted:



/s/ Richard K. Reece
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Richard K. Reece

Dated:April 17, 2002
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